Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of April 30, 2018 to the Credit Agreement dated as of July 14, 2017 (as amended by Amendment No. 1 dated as of November 24, 2017, and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) by and among Teladoc, Inc. (the “Borrower”), Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”) and Issuing Bank and the Lenders from time to time party thereto.

W I T N E S S E T H :

WHEREAS, the Borrower has requested to amend the Credit Agreement pursuant to Section 10.01(a) of the Credit Agreement to allow for the expected issuance by Borrower of certain convertible senior notes prior to May 31, 2018; and

WHEREAS, the Lenders on the signature pages hereto constitute the Required Lenders under the Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms; References.

(a)        Unless otherwise specifically defined herein, each term used herein that is defined in this Amendment has the meaning assigned to such term in the Credit Agreement.

(b)        Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 2.  Amendments.  Each of the parties hereto agrees that, effective on the Amendment Effective Date (as defined below), the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

SECTION 3.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 5. Representations and Warranties.  To induce the other parties hereto to enter into this amendment, the Borrower represents and warrants to each other party hereto, on and as of the Amendment Effective Date, that the following statements are true and correct:

(a)        The execution, delivery and performance by the Borrower of this Amendment (A) has been duly authorized by all necessary corporate, limited liability company or other organizational action and, if required, by all actions by shareholders, members or equity holders and (B) does not and will not (1) violate or conflict with the terms of the Borrower’s Organization Documents, (2) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject except, in the case of this clause (B), any such conflict, breach or contravention could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (3) violate or conflict with any material applicable Law.

(b)        The representations and warranties of the Borrower and the other Loan Parties contained in Article V of the Credit Agreement and in any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection therewith, are (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct on the basis set forth above as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished or are required to have been furnished after the Closing Date pursuant to subsections (a) and (b), respectively, of Section 6.01.

(c)        No Defaults or Events of Default exist at the time of or immediately after giving effect to this Amendment.

SECTION 6.  Effectiveness.  This Amendment shall become effective on and as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)        the Administrative Agent shall have received from the Borrower, the Lenders that constitute the Required Lenders and the Administrative Agent, an executed counterpart to this Amendment;

(b)        the representations and warranties set forth in Section 5 shall be true and correct in all material respects, except to the extent the representations and warranties therein expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (and by delivering its signature page to this Amendment, the Borrower certifies that this condition is satisfied);

(c)        the Borrower shall have paid all fees and other amounts due and payable to the the Administrative Agent in connection with this Amendment, including reimbursement or payment of reasonable costs and expenses actually incurred by the Lead Arrangers or the Administrative Agent in connection with this Amendment, including the reasonable fees, expenses and disbursements of counsel for the Administrative Agent, in each case, to the extent required by Section 10.04 of the Credit Agreement and to the extent that Borrower has received a reasonably detailed invoice for such costs and expenses prior to the Amendment Effective Date.

SECTION 7.  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[signatures follow on next page]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

TELADOC, INC., as Borrower

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	Chief Legal Officer and Secretary

[Signature Page to Amendment No. 2]

JEFFERIES FINANCE LLC, as Administrative Agent

By:	/s/ Paul Chisholm
	Name:	Paul Chisholm
	Title:	Managing Director

[Signature Page to Amendment No. 2]

JEFFERIES FINANCE LLC, as Lender

By:	/s/ Paul Chisholm
	Name:	Paul Chisholm
	Title:	Managing Director

[Signature Page to Amendment No. 2]

CION INVESTMENT CORPORATION, as Lender

By:	/s/ Stephen Roman
	Name:	Stephen Roman
	Title:	Chief Compliance Officer

[Signature Page to Amendment No. 2]

ANNEX I

AMENDMENT TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

“Aggregate LC Exposure” means the aggregate amount of the LC Exposure of all Issuing Banks at such time.

“Agreement” has the meaning specified in the preamble.

“Amendment No. 2 Effective Date” means April 30, 2018.

“Anti-Terrorism Laws” has the meaning specified in Section 5.22.

“Applicable Commitment Fee Rate” means, with respect to the Revolving Commitments, a percentage per annum equal to 0.50%.

“Applicable Discount” has the meaning specified in Section 2.09(a)(ii)(C)(2).

“Applicable ECF Percentage” has the meaning specified in Section 2.09(c)(ii).

“Applicable Margin” means for purposes of calculating the applicable interest rate for any day for any Loan,

(i) with respect to Revolving Loans, 7.25% per annum in the case of Eurodollar Loans and 6.25% per annum in the case of Base Rate Loans; and

(ii) with respect to Initial Term Loans, 7.25% per annum for Eurodollar Loans and 6.25% per annum for Base Rate Loans.

Notwithstanding the foregoing, (x) the Applicable Margin in respect of any Class of Extended Term Loans or Extended Revolving Loans shall be the applicable percentages per annum set forth in the relevant Extension Notice and (y) the Applicable Margin in respect of any Class of Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant Increase Amendment.

“Applicable Percentage” means, as applicable, (i) with respect to any Term Lender at any time, the percentage of the aggregate Term Commitments or, after termination of the Term Commitments, the outstanding Term Loans, represented by such Lender’s Term Commitment (or outstanding Term Loans, as the case may be) at such time and (ii) with respect to any Revolving Lender at any time, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, in each case and identified as its Applicable Percentage on Schedule 2.01, as such percentage may be (x) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (y) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Prepayment” has the meaning specified in Section 2.09(f).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), assignment, transfer or other disposition of any asset by any Group Company (including any such transaction effected by way of merger or consolidation and including any issuance, sale, transfer or other disposition by any Group Company of Equity Interests of a Subsidiary (other than to the Borrower, any Subsidiary Guarantor or, pursuant to an Investment under Section 7.06(a) not constituting a governmental restrictions relating to pollution, human health, safety or the Environment, including those relating to the generation, use, transportation, distribution, storage, treatment, disposal, presence, Release or threat of Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), related in any way to any Group Company resulting from, arising under or related to (i) any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the Release, presence or threatened Release of any Hazardous Material or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Equivalents” means, with respect to any Person, any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event, but excluding any debt securities convertible into, or exchangeable for, such Equity Interests or cash based on the value thereof.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into, or exchangeable for, such Equity Interests or cash based on the value thereof.

“Equity Issuance” means (i) any sale or issuance by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary of the Borrower of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness other than, in each case, Disqualified Capital Stock) and (ii) the receipt by the Borrower or any of its Subsidiaries of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of the Borrower or any of its Subsidiaries, from any Person other than the Borrower or a Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i)         a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)        the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described  in paragraph

(ii)        any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)       if so provided in a written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one (1) month may be selected at any time when an Event of Default is then in existence; and

(iv)       no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of (x) all or substantially all of the assets or property (or a division, segment, line of business, product (whether by exclusive license or otherwise) or exclusive license) of such Person or (y) any Equity Interests, Equity Equivalents, Disqualified Capital Stock, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits or other extensions of credit made in the Ordinary Course of Business) or (iii) any other capital contribution to such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person. For the purposes of Article VII, the outstanding amount of any Investment by any Person in another Person shall be calculated as (i) the initial amount of such Investment (including the fair market value of all property transferred by such Person as part of such Investment) minus (ii) the sum of (A) all returns of principal or capital thereof received by the investing Person on or prior to such time (including returns of principal or capital in the form of cash dividends, cash distributions and cash repayments of Indebtedness) and (B) all liabilities of the investing Person constituting all or a part of the initial amount of such Investment expressly transferred prior to such time in connection with the sale or disposition of such Investment, but only to the extent the investing Person is fully released of such liabilities by such transfer.

“Issuing Bank” shall mean, as the context may require, each of (a) Jefferies Finance LLC and (b) any Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).  Jefferies Finance LLC may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents.  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Judgment Currency” has the meaning specified in Section 10.18(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 10.18(a).

“Junior Financing” means (i) any Subordinated Indebtedness of any Group Company, (ii) any Indebtedness of any Group Company secured by a Lien junior to the Liens of the Collateral Documents, and (iii) any Indebtedness incurred by any Group Company pursuant to Sections 7.01(xvi) ~~and~~,  7.01(xvii) and 7.01(xx).

“Latest Maturity Date” means, at any date of incurrence of any Indebtedness, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Loan, any Extended Term Loan, Revolving Commitment, any Extended Revolving Commitment, any Incremental Revolving Commitment, or any applicable Commitment in respect thereof, in each case then outstanding and as extended in accordance with this Agreement from time to time.

“Solvent” means, with respect to any Person or any group of Persons taken together on a consolidated basis as of a particular date, that on such date (i) the fair value of the assets of such Person or group will exceed its consolidated debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person or group will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person or group will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and (iv) such Person or group will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise). In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or such Affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“Specified Discount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.09(a)(ii)(B) substantially in the form of Exhibit K-6.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit K-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.09(a)(ii)(B).

“Specified Discount Proration” has the meaning specified in Section 2.09(a)(ii)(B)(3).

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(i) and 5.01(ii)(B) (in each case in respect of the Borrower and the Guarantors only), 5.02(i), 5.02(ii)(A), 5.04, 5.13, 5.18, 5.19(a), 5.22(a)(i) and, as it relates to the use of proceeds of the Loans, 5.22(a)(ii) and 5.22(b).

“Specified Transaction” means (i) any Business Acquisition, other Investment, Restricted Payment, payment pursuant to Section 7.08(b), or other prepayment of Indebtedness, or Asset Dispositions, in each case, made outside of the Ordinary Course of Business (in each case, whether or not consummated and including any such transaction consummated prior to the Closing Date) and/or (ii) Equity Issuances or Debt Issuances (including the incurrence of Incremental Loans).

“Specified Unsecured Notes” means the Borrower’s convertible senior notes to be issued no later than May 31, 2018, yielding gross proceeds not to exceed $300,000,000; provided that the scheduled maturity date of such convertible senior notes shall not be earlier than the Maturity Date applicable to the Revolving Commitments.

(xiv)  contingent obligations under or in respect of (A) surety bonds, appeal bonds, performance and return-of-money bonds, workers’ compensation claims, self-insurance obligations, bankers’ acceptances and letters of credit or (B) guarantees or obligations with respect to letters of credit and other similar obligations, in each case, incurred in the Ordinary Course of Business in connection with bids, projects, licenses, leases and other commercial contracts;

(xv)   Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower and its respective Subsidiaries incurred in the Ordinary Course of Business;

(xvi)  the Unsecured Notes in an aggregate principal amount not to exceed $275,000,000, and any Permitted Refinancing Indebtedness in respect (but without duplication of amounts outstanding under such Unsecured Notes) thereof;

(xvii) unsecured Indebtedness incurred by Group Companies in an aggregate outstanding amount not to exceed $25,000,000 so long as, both before and after giving effect to the incurrence thereof,(A) no Default or Event of Default shall have occurred and be continuing, (B) the Total Leverage Ratio, determined on a Pro Forma Basis shall not be greater than 6.00:1.00 (excluding, for purposes of such calculation, proceeds from such incurrence of Indebtedness from any Unrestricted Cash and Cash Equivalents permitted to be netted in the calculation of such ratio), (C) such Indebtedness shall have a final maturity date occurring more than ninety-one (91) days following the Latest Maturity Date then in effect, (D) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of any Class of Term Loans outstanding at the time of incurrence of such Indebtedness, (E) none of the Borrower’s Subsidiaries is a borrower or guarantor with respect to any such Indebtedness unless (x) such guaranty is on an unsecured basis and (y) such Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower’s Senior Credit Obligations hereunder and (F) such Indebtedness shall not require any mandatory repayment, redemption, repurchase or defeasance (other than customary change of control, asset sale, fundamental change, event or casualty or condemnation event offers, customary acceleration any time after an event of default and customary conversion rights into Equity Interests of the Borrower (other than Disqualified Capital Stock)); provided that the aggregate outstanding principal amount of such unsecured Indebtedness of Group Companies that are not Loan Parties shall not exceed $10,000,000;

(xviii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000 outstanding at any time;

(xix)  Indebtedness not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $10,000,000 outstanding at any time; ~~and~~

(xx)   the Specified Unsecured Notes and any Permitted Refinancing Indebtedness in respect (but without duplication of amounts outstanding under such Specified Unsecured  Notes) thereof; and

(xxi)  ~~(xx)~~ all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (~~xix~~xx) above.

Section 7.02      Restriction on Liens.  None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(vii)   the Group Companies may pay dividends or distributions within thirty (30) days of the date of declaration thereof, if at the date of declaration thereof such payment would have complied with the provisions of this Agreement;

(viii)  to the extent constituting Restricted Payments, the Group Companies may pay contingent liabilities in respect of any adjustment of purchase price, earn-outs, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions;

(ix)    repurchases of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon the exercise of stock options or warrants may be made if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x)     the Borrower may (a) accept Equity Interests in the Borrower to satisfy the withholding tax obligations of the holder of such Equity Interests upon settlement of such Equity Interests or (b) effect a net settlement of Equity Interests in the Borrower upon the exercise of such Equity Interests to cover the exercise price or tax withholding of such Equity Interests, in each case in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower;

(xi)    for the avoidance of doubt, the Borrower may effectuate any conversion of ~~the Unsecured Notes~~convertible debt securities of the Borrower in accordance with the ~~indenture related thereto~~terms of such securities, including, for the avoidance of doubt, the making of cash payments in connection therewith;

(xii)   so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) both before and after giving effect to the making thereof, the Total Leverage Ratio, determined on a Pro Forma Basis shall not exceed 6.00:1.00, additional Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; and

(xiii)  the Group Companies may distribute (for no consideration) shares of Equity Interests of the Borrower held by them as of the Closing Date to the Borrower (or to any other Group Company to effect such distribution to the Borrower).

Section 7.08      Amendments of Certain Agreements; Prepayments of Indebtedness, etc.

(a)        Amendments of Certain Agreements.  None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of (i) any material Subordinated Indebtedness or (ii) Indebtedness outstanding in reliance on ~~Section~~Sections 7.01(xvi) ~~or~~,  7.01(xvii) or 7.01(xx); provided, however, that any change in term or interest rates of any intercompany Indebtedness, shall be deemed to be materially adverse to the interests of the Senior Credit Parties.

(b)        Prohibition Against Certain Payments of Principal and Interest of Indebtedness.  None of the Group Companies will, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), any Junior Financing with an aggregate principal amount in excess of $10,000,000; provided that the foregoing shall not prohibit (i) any such prepayments, redemptions, purchases, defeasements or other satisfaction of Junior Financing in an aggregate amount not to exceed the Available Amount at such time so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) both before and after giving effect to the making thereof, the Total Leverage Ratio, determined on a Pro Forma Basis shall not exceed 6.00:1.00, (ii) for the avoidance of doubt, the conversion of ~~the Unsecured Notes~~convertible debt securities of the Borrower in accordance with the ~~indenture related thereto,~~terms of such securities including, for the

Section 7.11      Restrictions with Respect to Intercorporate Transfers.  None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Group Company to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (F) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Credit Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i)      this Agreement and the other Loan Documents;

(ii)     applicable Law or restrictions deemed to exist by virtue of fiduciary duties, or civil, criminal, or personal liability imposed under applicable Law on officers and directors of Foreign Subsidiaries of the Borrower;

(iii)    restrictions in effect on (x) the Closing Date contained in the agreements set forth on Schedule 7.11 governing the Existing Indebtedness or the Unsecured Notes~~, and~~ and (y) the Amendment No. 2 Effective Date contained in the agreements governing the Specified Unsecured Notes, and, in each case, in any agreements governing any Permitted Refinancing thereof if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv)    customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the Ordinary Course of Business;

(v)     any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi)    customary provisions in joint venture agreements and other similar agreements entered into in the Ordinary Course of Business in connection with Permitted Joint Ventures;

(vii)   Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(viii)  (x) restrictions in connection with Indebtedness permitted to be incurred hereunder by any Group Company that is not a Loan Party, and (y) other restrictions in connection with Indebtedness permitted to be incurred hereunder, so long as, in the case of this clause (y), such restrictions, when taken as a whole, are not materially more burdensome than the restrictions contained herein;

(ix)    customary provisions in acquisition and other similar agreements in connection with Asset Dispositions permitted under Section 7.05 and Business Acquisitions;

(x)     restrictions and conditions imposed by agreements of any Subsidiary in existence at the time such Subsidiary became a Subsidiary of the Borrower (and not entered into in contemplation thereof) and any amendments or modifications thereof that do not materially expand the scope of any or the Discharge of Senior Finance Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any further liability or obligation under any Loan Document (other than as a result of the Discharge of Senior Finance Obligations).

(e)     Cross-Default.

(i)      Any Group Company (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness (other than in respect of (x) intercompany Indebtedness solely among the Group Companies, (y) Indebtedness outstanding under the Loan Documents and (z) Swap Agreements) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount of more than the Threshold Amount, if the effect of such failure, event or condition in this clause (B) is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or to accelerate such stated maturity, to become payable; provided that this clause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any conversion of any Junior Financing or satisfaction of any condition giving rise to or permitting a conversion of any Junior Financing, in either case, into Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares) in accordance with the express terms or conditions thereof, unless such redemption, repurchase, exchange, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (C) shall fail to comply with the terms of any Indebtedness having an aggregate principal amount of more than the Threshold Amount requiring such Group Company to offer to prepay or repurchase such Indebtedness prior to the stated maturity thereof (unless, with respect to ~~the Unsecured Notes~~any convertible indebtedness, such event triggers any conversion right of holders thereof); or

(ii)     there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount and such Group Company fails to pay such Swap Termination Value when due after applicable grace periods.

(f)        Insolvency Events.  (i) The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and